Mail Stop 3233

                                                               September 6,
2018


     Via Email
     Mr. Deric Eubanks
     Chief Financial Officer
     Braemar Hotels & Resorts Inc.
     14185 Dallas Parkway, Suite 1100
     Dallas, TX 75254

            Re:    Braemar Hotels & Resorts Inc.
                   Form 10-K
                   Filed March 14, 2018
                   File No. 001-35972

     Dear Mr. Eubanks:

            We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                               Sincerely,

                                                               /s/ Kevin Woody

                                                               Kevin Woody
                                                               Branch Chief
                                                               Office of Real
Estate and
                                                               Commodities